Exhibit 3.3

CASHLIN

A Wyoming Profit Corporation

Written Consent of the Sole Director in Lieu of a Meeting

Effective as of June 1, 2026

The undersigned, being the sole director of Cashlin, a Wyoming profit corporation (the “Corporation”), acting by written consent in lieu of a meeting pursuant to Section 17-16-821 of the Wyoming Business Corporation Act and Sections 2.10 and 10.02 of the Corporation’s Bylaws, adopts the following recitals and resolutions, which shall have the same force and effect as if adopted at a duly called and held meeting of the Board of Directors.

Recitals

WHEREAS, the Corporation was incorporated in the State of Wyoming on June 1, 2026 (Original ID 2026-001993633), is authorized to issue 90,000,000 shares of common stock, $0.0001 par value, and adopted Bylaws as part of its organization;

WHEREAS, Section 5.01 of the Bylaws, as adopted, provides that “the same person may hold any two or more offices concurrently, except the offices of President, Vice-President, and Secretary shall be held by separate individuals,” and the Board has determined that, for a corporation at the Corporation’s early stage with a single executive officer, permitting one qualified individual to hold those offices concurrently is in the best interests of the Corporation;

WHEREAS, the Incorporator’s Initial Resolutions named Daniel Hartmann to the offices of President, Treasurer, and Secretary, and the Board wishes to confirm that appointment consistently with the Bylaws as amended by this Consent; and

WHEREAS, Section 3.03 of the Bylaws provides that a person serving in multiple roles may not countersign a document that person has already signed, which would impair the execution of physical share certificates by a sole officer, and the Bylaws permit the issuance of shares without certificates;

NOW, THEREFORE, BE IT RESOLVED as follows:

1. Amendment of Bylaws Section 5.01 (Designations)

RESOLVED, that, pursuant to the authority reserved to the Board of Directors under Section 10.02 of the Bylaws, the final sentence of Section 5.01 of the Bylaws is deleted in its entirety and replaced with the following, effective as of June 1, 2026:

“The same person may hold any two or more offices concurrently, including the offices of President, Vice-President, Secretary, and Treasurer.”

FURTHER RESOLVED, that no provision of the Bylaws other than the final sentence of Section 5.01 is amended by this Consent, all other provisions remain in full force and effect, and this Consent shall be inserted into the Corporation’s official record book immediately following the Bylaws as the instrument of amendment.

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2.  Election of Uncertificated (Book-Entry) Shares

RESOLVED, that, pursuant to Section 3.03 of the Bylaws, all shares of the Corporation’s common stock, whether currently outstanding or hereafter issued, shall be uncertificated and recorded in book-entry form on the stock transfer records of the Corporation or those of its duly appointed transfer agent, and that the Corporation shall, upon the written request of any shareholder, furnish that shareholder with a written statement of the information required to appear on a share certificate. This election is adopted in part to avoid the countersignature limitation of Section 3.03 that would otherwise apply where a single individual holds the offices of both President and Secretary.

3.  Confirmation of Officers

RESOLVED, that, effective upon and consistent with the amendment of Section 5.01 above, Daniel Hartmann is confirmed and appointed to serve concurrently as Chief Executive Officer, President, Secretary, and Treasurer of the Corporation, to hold such offices until his successors are duly elected and qualified or until his earlier resignation or removal in accordance with the Bylaws, and that all actions previously taken by Daniel Hartmann in any such officer capacity since June 1, 2026 are ratified, confirmed, and approved in all respects.

4.  Omnibus Authorization

RESOLVED, that the officer of the Corporation is authorized and directed to take all further actions and to execute and deliver all further instruments and documents necessary or appropriate to carry out the purpose and intent of the foregoing resolutions, and that all such actions taken in good faith are ratified and approved.

This Consent may be executed and delivered by electronic means and shall be filed with the minutes of the proceedings of the Board of Directors.

/s/ Natallia Yushchanka

Natallia Yushchanka

Sole Director, Cashlin

Effective as of: June 1, 2026

Date of signing:        July 14th, 2026

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